Exhibit 99.1

Curis Reports Third Quarter 2011 Financial Results

-- Conference call to be held today at 9:00 a.m. EDT --

LEXINGTON, Mass.--(BUSINESS WIRE)--October 27, 2011--Curis, Inc. (NASDAQ:CRIS), a drug development company seeking to develop next generation targeted small molecule drug candidates for cancer treatment, today reported its financial results for the third quarter ended September 30, 2011.

"The third quarter marked an important period for Curis, due to our collaborator Genentech's NDA submission to the FDA seeking sales and marketing approval for vismodegib (GDC-0449, RG3616) in the U.S. to treat people with advanced basal cell carcinoma (BCC),” said Dan Passeri, Curis President and Chief Executive Officer. “We believe that this first-in-class molecule has the potential to provide an important new treatment option for patients with advanced BCC. Importantly, Curis is eligible to receive an $8 million milestone payment from Genentech upon FDA acceptance of this submission and, if the drug subsequently receives FDA approval, we will receive an additional milestone payment as well as royalties on any future sales. We also continue to anticipate that Roche will file an MAA submission with the EMA for regulatory approval of vismodegib in the European Union, the timing of which is subject to ongoing discussions between Roche and European health authorities.”

Mr. Passeri continued, "In addition, we continued to advance our pipeline, beginning with our Phase I dose escalation, combination trial of our first-in-class EGFR, Her2 and HDAC inhibitor CUDC-101 in head and neck cancer patients. We also completed enrollment in our Phase I expansion study of CUDC-101 in several cancer types and are very pleased with the results observed to-date, which include observations of long-term stable disease across several cancer types, data that demonstrate that we are hitting our intended molecular targets and a favorable safety profile, consistent with that observed in our Phase I dose escalation study. Looking ahead, we expect to initiate a Phase I clinical trial for an oral formulation of CUDC-101 and also a Phase I trial for new development candidate CUDC-907, a PI3K and HDAC inhibitor, in the first half of 2012, and Debiopharm, our licensee for our Hsp90 inhibitor Debio 0932, has indicated that it plans to initiate Phase Ib studies of Debio 0932 in the near term.”

For the third quarter of 2011, Curis reported a net loss of $4.2 million, or ($0.05) per share, as compared to a net loss of $1.5 million or ($0.02) per share for the same period in 2010.

Revenues for the third quarter of 2011 were $100,000, as compared to $3.2 million for the same period in 2010. This decrease is primarily the result of $3.0 million in license fee revenue that was recorded during the third quarter of 2010 as a result of a milestone payment that Curis received from Debiopharm in such quarter.

Operating expenses were $5.0 million for the third quarter of each of 2011 and 2010.

  Research and development spending was $3.0 million for the third quarter of each of 2011 and 2010. While spending was unchanged from the prior year period, spending related to CUDC-907, which was named a development candidate in January 2011, increased as a result of the commitment of increased resources to advance CUDC-907 through IND enabling studies and toward an IND filing. Spending related to the Phase I expansion trial for CUDC-101 decreased as this study neared its conclusion. This decrease was offset by increased spending related to the initiation of a Phase I trial of CUDC-101 in combination with cisplatin and radiation in HPV- locally advanced head and neck cancer patients as well as the Company’s preclinical development work on an oral formulation of CUDC-101. An increase in the overall investment in CUDC-101 and CUDC-907, particularly in terms of Curis employee costs allocated to these programs, resulted in a decrease in spending on Curis’ research-stage programs.
  General and administrative spending was $1.9 million for the third quarter of 2011 as compared to $2.0 million for the same period in 2010, a decrease of $100,000, or 5%. This decrease was primarily due to decreased consulting and professional fees.

Other income was $600,000 for the third quarter of 2011 compared to $250,000 for the same period in 2010, an increase of $350,000, or 140%. Other income primarily represents the decrease in the fair value of the warrant liability incurred in connection with Curis’ January 2010 registered direct offering.

For the nine-month period ending September 30, 2011, Curis reported a net loss of $15.9 million, or ($0.21) per share on both a basic and fully diluted shares outstanding basis, as compared to net income of $1.2 million or $0.02 per share on both a basic and fully diluted shares outstanding basis for the same period in 2010.

Revenues for the nine months ended September 30, 2011, were $700,000 as compared to $15.9 million for the same period in 2010. This decrease is primarily the result of $11.3 million in license fee revenue that was recorded during the nine months ended September 30, 2010 as a result of milestone payments that Curis received from Debiopharm during such period. During the prior year period, Curis also received proceeds of $4.0 million pursuant to a settlement agreement that the Company entered into with a former collaborator in February 2010. No license fee revenue was recorded under Curis’ ongoing collaborations with Genentech and Debiopharm for the nine months ended September 30, 2011.

Operating expenses were $15.4 million for the nine months ended September 30, 2011, as compared to $15.9 million for the same period in 2010. Research and development expenses were $9.2 million for the nine months ended September 30, 2011, as compared to $7.7 million for the same period in 2010. General and administrative expenses were $6.2 million for the nine months ended September 30, 2011, as compared to $8.2 million for the same period in 2010.

Other expense was $1.2 million for the nine-month period ended September 30, 2011, as compared to other income of $1.2 million for the same period in 2010.

As of September 30, 2011, Curis’ cash, cash equivalents and marketable securities totaled $28.4 million, and there were 76.6 million shares of common stock outstanding.

Recent Developments

-- Genentech Submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA)

In September 2011, Curis’ collaborator Genentech, a member of the Roche group, submitted a New Drug Application (NDA) to the FDA seeking sales and marketing approval for vismodegib to treat people with advanced basal cell carcinoma (BCC), which includes metastatic and locally advanced BCC patients for whom surgery is considered inappropriate. Curis is eligible to receive an $8 million milestone payment from Genentech upon FDA acceptance of this submission. If the drug receives FDA approval, then Curis will also be entitled to receive an additional milestone payment as well as royalties on any future sales.

Curis expects that the FDA will notify Genentech whether its NDA submission has been accepted for filing within 60 days of submission, and if it is accepted, the agency will communicate to Genentech its targeted action date under the Prescription Drug User Fee Act (PDUFA) to complete its review of the NDA and potentially grant marketing approval of vismodegib.

Roche has also indicated that the timing of a European regulatory submission is subject to its ongoing discussions with the European Medicines Agency (EMA). Curis is entitled to receive an additional milestone payment should such submission be made by Roche and subsequently accepted by the EMA, as well a milestone payment and royalties on future sales should vismodegib be approved by the EMA.

-- Dosed First Patient in Phase I CUDC-101 Head and Neck Cancer Combination Trial

In August, Curis announced that the first patient was treated in a Phase I clinical trial that is designed to test CUDC-101 when administered concurrently with cisplatin and radiation in human papillomavirus negative (HPV-) locally advanced head and neck cancer patients. CUDC-101 is a first-in-class small molecule drug candidate that has been designed as an inhibitor of epidermal growth factor receptor (EGFR), human epidermal growth factor receptor 2 (Her2) and histone deacetylase (HDAC).

The Phase I clinical trial is designed as an open-label, dose escalation study in which a total of approximately 12-25 HPV- locally advanced head and neck cancer patients will be treated with CUDC-101 in combination with cisplatin and radiation at 3-4 study centers in the United States. The primary objective of this study is to establish the safety, tolerability and maximum tolerated dose (MTD) of CUDC-101 in this patient population. Secondary objectives are to (i) evaluate the efficacy of CUDC-101, cisplatin and radiation therapy in combination, (ii) assess the pharmacokinetics of CUDC-101, and (iii) evaluate tumor markers for response associated with CUDC-101, cisplatin and radiation activity. CUDC-101 will be administered three times per week for 8 consecutive weeks, with a beginning dose of 225 milligrams per meter2. The MTD of CUDC-101 in a previously completed single agent Phase I clinical trial was established as 275 milligrams per meter2.

-- Curis, Inc. Appoints Robert Martell, M.D., Ph.D. to its Board of Directors

In September, Curis announced the appointment of Robert Martell, M.D., Ph.D., to its Board of Directors. Dr. Martell is currently the Director of the Neely Center for Clinical Cancer Research and the Leader of the Program in Experimental Therapeutics at the Tufts Medical Center Cancer Center as well as an Associate Professor of Medicine at the Tufts University School of Medicine. Previously, Dr. Martell served as Vice President and Chief Medical Officer of MethylGene, a publicly-traded biotechnology company focused on the development of cancer therapeutics, and as Director of Oncology Global Clinical Research at Bristol-Myers Squibb Company, where he worked with molecular-targeted drugs in areas such as multi-target kinase inhibitors (including the panHER inhibitor program), CDK2 inhibitor and was closely involved in the Biologic Licensing Application (BLA) for Erbitux, an antibody that targets EGFR.

Conference Call Information

Daniel Passeri, President and Chief Executive Officer of Curis, will host a conference call today, October 27, 2011, at 9:00 a.m. EDT, to discuss Curis’ financial results for the quarter, and corporate developments, plans and strategies.

To access the live conference call, please dial (800) 798-2796 from the U.S. or Canada or (617) 614-6204 from other locations, shortly before 9:00 a.m. EDT. The conference ID number is 77610194. The conference call also can be accessed on the Curis website at www.curis.com in the Investors section. A replay will be available approximately two hours after the completion of the call through 12:00 p.m. EDT, Thursday, November 3, 2011. To access the replay, please dial (888) 286-8010 from the United States or Canada or (617) 801-6888 from other locations and reference conference ID number 73522626.

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies to seek to create new targeted small molecule drug candidates for cancer. Curis is building upon its previous experiences in targeting signaling pathways, including in the Hedgehog pathway, in its effort to develop proprietary targeted cancer programs. For more information, visit Curis' website at www.curis.com.

Curis Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s timing for clinical trials of CUDC-101 and CUDC-907; Genentech and Roche's planned regulatory submissions for vismodegib; the potential favorable safety and efficacy profile of vismodegib; and the potential benefits of the Company’s internally developed drug candidates. Forward-looking statements used in this press release may contain the words "believes", "expects", "anticipates", "plans", "seeks", "estimates", "assumes", "will", "may," "could" or similar expressions. These forward-looking statements involve risks, uncertainties, assumptions and other important factors that may cause actual results to be materially different from those indicated by such forward-looking statements including, among other things: The FDA may reject Genentech's NDA submission for vismodegib if it fails to meet the FDA’s filing requirements. Roche may not make a timely regulatory submission to the EMA, and the EMA may not accept any such submission if it fails to meet the EMA's filing requirements. Genentech and Roche may not demonstrate to the satisfaction of the FDA or any comparable foreign regulatory agency the safety and efficacy profile of vismodegib in the treatment of advanced BCC. Genentech and Roche may fail to meet applicable regulatory standards for approval of vismodegib in other indications. Even if vismodegib receives marketing authorization, its benefit/risk profile may not be widely accepted by the medical community or third party payors. Debiopharm may experience adverse results, delays and/or failures in its licensed development program. Curis may experience adverse results, delays and/or failures in its internal drug development programs. Curis may experience difficulties with: required regulatory approvals; maintaining necessary intellectual property protections; maintaining key collaborations; and obtaining the substantial additional funding required to conduct its business. Curis may experience unplanned cash requirements, and may not receive additional anticipated payments under its collaborations, any of which would shorten the estimated period in which Curis will have cash to fund its operations. Curis may also face other important risks relating to its business, operations, financial condition and future prospects generally that are discussed in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views only as of today and should not be relied upon as representing Curis' views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

CURIS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues	$147,122	$3,242,310	$673,527	$15,899,278

Operating expenses:
Research and development	3,042,251	3,008,594	9,244,800	7,721,140
General and administrative	1,921,206	1,998,701	6,196,337	8,205,523
Total operating expenses	4,963,457	5,007,295	15,441,137	15,926,663

Net (loss) income from operations	(4,816,335)	(1,764,985)	(14,767,610)	(27,385)

Other income (expense), net	609,780	250,186	(1,153,160)	1,198,864
Net (loss) income	$(4,206,555)	$(1,514,799)	$(15,920,770)	$1,171,479

Basic net (loss) income per common share	$(0.05)	$(0.02)	$(0.21)	$0.02
Diluted net (loss) income per common share	$(0.05)	$(0.02)	$(0.21)	$0.02

Basic weighted average common shares outstanding	76,543,074	75,623,465	76,251,709	74,720,168

Diluted weighted average common shares outstanding	76,543,074	75,623,465	76,251,709	77,400,608

CURIS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30, 2011	December 31, 2010
ASSETS

Cash, cash equivalents and marketable securities	$28,358,434	$40,379,818
Investments – restricted	235,914	497,004
Accounts receivable	137,313	92,371
Property and equipment, net	475,469	302,721
Goodwill	8,982,000	8,982,000
Other assets	678,976	395,229
Total assets	$38,868,106	$50,649,143

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$3,621,889	$3,526,744
Warrant liability	2,839,408	1,604,742
Total liabilities	6,461,297	5,131,486

Total stockholders' equity	32,406,809	45,517,657

Total liabilities and stockholders' equity	$38,868,106	$50,649,143

CONTACT:
Curis, Inc.
Michael P. Gray, 617-503-6632
Chief Operating and Chief Financial Officer
mgray@curis.com